Exhibit 99.1

PHINIA REPORTS SOLID Q4 AND FULL YEAR 2023 RESULTS, INTRODUCES 2024 OUTLOOK

Auburn Hills, Michigan, February 21, 2024 – PHINIA Inc. (NYSE: PHIN), a leader in premium fuel systems, electrical systems, and aftermarket products, today reported its fourth quarter and full year ended December 31, 2023 results.

Fourth Quarter Highlights:
•U.S. GAAP net sales of $882 million, an increase of 3.6% compared with Q4 2022.
◦Excluding $24 million of contract manufacturing sales, sales were up slightly compared to Q4 2022. Positive customer pricing, positive FX and growth in light vehicle original equipment (OE) sales were partially offset by lower commercial vehicle (CV) OE sales in China.

•Operating income of $81 million and adjusted operating income of $89 million, resulting in an operating margin of 9.2% and an adjusted operating margin of 10.4%, a year-over-year decrease of 100 basis points (bps) and 80 bps, respectively.
◦Q4 2023 segment adjusted operating margins were healthy at 12.6%, 90 bps ahead of the average segment adjusted operating margin for the first 9 months of the year. Operating margins declined from the prior year primarily from lower CV volumes in China and higher non-commodity inflationary costs that were not fully recovered from customers.

•U.S. GAAP net earnings of $0.70 per diluted share.
◦Excluding $0.01 per diluted share related to non-comparable items (detailed in the non-GAAP appendix below), adjusted net earnings of $0.71 per diluted share.

•Net earnings of $33 million with net margin of 3.7% and adjusted EBITDA of $127 million with adjusted EBITDA margin of 14.8%, a year-over-year decrease of 20 bps.

•Net cash provided by operating activities of $62 million.
◦ Adjusted free cash flow was $55 million.

Full Year 2023 Highlights:
•U.S. GAAP net sales of $3,500 million, an increase of 4.5% compared with 2022.
◦Excluding $50 million of contract manufacturing sales, sales were up slightly compared to 2022. Positive customer pricing and growth in light vehicle OE sales was partially offset by lower CV OE sales in China and weaker foreign currency translation effect, primarily Chinese Renminbi.

•Operating income of $241 million and adjusted operating income of $347 million, resulting in an operating margin of 6.9% and an adjusted operating margin of 10.1%, a year-over-year decrease of 260 bps and 80 bps, respectively.
◦Operating margins declined primarily from lower CV volumes in China and higher non-commodity inflationary costs that were not fully recovered from customers.

•U.S. GAAP net earnings of $2.17 per diluted share.
◦Excluding $1.96 per diluted share related to non-comparable items (detailed in the non-GAAP appendix below), adjusted net earnings of $4.13 per diluted share.

•Net earnings of $102 million with net margin of 2.9% and adjusted EBITDA of $490 million with adjusted EBITDA margin of 14.2%, a year-over-year decrease of 90 bps.

•Net cash provided by operating activities of $250 million.
◦Adjusted free cash flow was $161 million.

Key Wins in Strategic Growth Markets:
New business wins remained strong across all end markets. Notable examples of new business awards in Q4 include:

•Conquest business win to supply GDi fuel system to a leading OEM specializing in hybrid and low emission powertrain technology in the light vehicle segment, for their European and Asian business.

•Contract to supply next generation heavy duty Diesel Fuel Systems to a leading Global OEM, extending existing relationship in core commercial vehicle segment.

•Important business win to supply medium duty Diesel Fuel Systems to a leading Global OEM, securing existing business and expanding market share in the commercial vehicle segment.

Brady Ericson, President, and Chief Executive Officer of PHINIA commented: "Our Q4 results were stronger than expected as the North American strike impact was lower than anticipated, foreign currency moved in our favor, and we executed well with strong cost controls. Working capital continued to improve from Q3 as the team focused on efficiency. We continue to demonstrate resilient core operational performance with total segment adjusted operating margins coming in stronger than the first 9-month average results. I’m pleased with our teams’ focus on serving our customers while closing out 2023 with solid cost and margin performance. PHINIA continues to win new business at a record pace that we expect will support average annual low single digit top line growth through this decade. We ended the quarter with $365 million in cash on hand and net leverage of less than 1 times EBITDA - leaving us in a solid financial position.

During the quarter, we continued to return capital to our shareholders paying another roughly $11 million in dividends and buying back our shares at an increased pace, repurchasing $15 million in the quarter for a total of $24 million in 2023. We expect to continue to be opportunistic in terms of future share repurchases.”

2024 Full Year Guidance:

We expect strong earnings and cash generation in 2024 as we continue to drive operational efficiencies, exit agreements with our former parent and grow our Aftermarket sales. On the OE side, industry-wide CV volumes in 2024 are expected to decline mid to high single digits percent in North America and Europe, while other global CV markets are expected to be up slightly. Global LV volumes are expected to be down slightly with engine production declining mid-single digits. In 2024, PHINIA expects net sales of $3.42 billion to $3.57 billion, adjusted sales of $3.40 billion to $3.55 billion (down 1% to up 3% versus 2023 adjusted sales), net earnings and margin of $125 million to $160 million and 3.7% to 4.5%, respectively, adjusted EBITDA of $470 million to $510 million, and adjusted EBITDA margins of 13.8% to 14.4%. PHINIA expects to generate $160 to $200 million in adjusted free cash flow. Adjusted tax rate is expected to be 28-32%.

The Company will host a conference call to review fourth quarter 2023 results and full year 2024 outlook and take questions from the investment community at 8:30 a.m. ET today. This call will be webcast at PHINIA Q4 2023 Earnings Call. Additional presentation materials will be available at investors.phinia.com.

About PHINIA

PHINIA is an independent, market-leading, premium solutions and components provider with over 100 years of manufacturing expertise and industry relationships, with a strong brand portfolio that includes DELPHI®, DELCO REMY® and HARTRIDGE®. With 13,200 employees across 44 locations in 20 countries, PHINIA is headquartered in Auburn Hills, Michigan, USA.

Working across commercial vehicle and industrial applications (heavy-duty and medium-duty trucks, off-highway construction, marine and agricultural), and light vehicles (passenger cars, trucks, vans and sport-utility vehicles), we develop fuel systems, electrical systems and aftermarket solutions designed to keep combustion engines operating at peak performance, as cleanly and efficiently as possible, while at the same time investing in future technologies that will unlock the potential of alternative fuels.

By providing what the market needs today, to become more efficient and sustainable, while also developing innovative products and solutions designed to contribute to a cleaner tomorrow, we are the partner of choice for a diverse array of industrial and aftermarket customers –powering our shared journey toward a carbon-neutral and carbon-free tomorrow.

(DELCO REMY is a registered trademark of General Motors LLC licensed to PHINIA Technologies Inc.)

IR contact:
Michael Heifler
VP Investor Relations
investors@phinia.com
+1 947-262-1992

Media contact:
Kevin Price
Global Brand & Communications Director
media@phinia.com
+44 (0) 7795 463871
# # #

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact that provide current expectations or forecasts of future events based on certain assumptions and are not guarantees of future performance. Forward-looking statements use words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or other words of similar meaning.

Forward-looking statements are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Risks, uncertainties, and factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: adverse changes in general business and economic conditions, including recessions, adverse market conditions or downturns impacting the vehicle and industrial equipment industries; our ability to deliver new products, services and technologies in response to changing consumer preferences, increased regulation of greenhouse gas emissions, and acceleration of the market for electric vehicles; competitive industry conditions; failure to identify, consummate, effectively integrate or realize the expected benefits from acquisitions or partnerships; pricing pressures from original equipment manufacturers (OEMs); inflation rates and volatility in the costs of commodities used in the production of our products; changes in U.S. administrative policy, including changes to existing trade agreements and any resulting changes in international trade relations; our ability to protect our intellectual property; failure of or disruption in our information technology infrastructure, including a disruption related to cybersecurity; our ability to identify, attract, retain and develop a qualified global workforce; difficulties launching new vehicle programs; failure to achieve the anticipated savings and benefits from restructuring and product portfolio optimization actions; extraordinary events (including natural disasters or extreme weather events), political disruptions, terrorist attacks, pandemics or other public health crises, and acts of war; risks related to our international operations; the impact of economic, political, and market conditions on our business in China; our reliance on a limited number of OEM customers; supply chain disruptions; work stoppages, production shutdowns and similar events or conditions; governmental investigations and related proceedings regarding vehicle emissions standards; current and future environmental and health and safety laws and regulations; the impact of climate change and regulations related to climate change; liabilities related to product warranties, litigation and other claims; compliance with legislation, regulations, and policies, investigations and legal proceedings, and new interpretations of existing rules and regulations; tax audits and changes in tax laws or tax rates taken by taxing authorities; volatility in the credit market environment; impairment charges on goodwill and indefinite-lived intangible assets; the impact of changes in interest rates and asset returns on our pension funding obligations; the impact of restrictive credit agreement covenants and requirements on our financial and operating flexibility; our ability to achieve some or all of the benefits that we expect to achieve from the Spin-Off; other risks relating to the Spin-Off, including a delay or inability to transition key infrastructure, services and solutions, a determination that the Spin-Off does not qualify as tax-free for U.S. federal income tax purposes, restrictions under the Tax Matters Agreement, and our or BorgWarner Inc.’s failure to perform under various transaction agreements; and other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission.

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PHINIA Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Fuel Systems	$556	$527	$2,177	$2,072
Aftermarket	326	324	1,323	1,276
Net sales	882	851	3,500	3,348
Cost of sales	696	663	2,776	2,627
Gross profit	186	188	724	721
Gross margin	21.1%	22.1%	20.7%	21.5%

Selling, general and administrative expenses	107	106	413	407
Restructuring expense	2	3	12	11
Other operating expense (income), net[1]	(4)	(8)	58	(15)
Operating income	81	87	241	318

Equity in affiliates’ earnings, net of tax	(2)	(3)	(10)	(11)
Interest expense	22	6	56	20
Interest income	(4)	(3)	(13)	(6)
Other postretirement expense (income)	3	(7)	2	(32)
Earnings before income taxes	62	94	206	347

Provision for income taxes	29	19	104	85
Net earnings	$33	$75	$102	$262

Earnings per share — diluted	$0.70	$1.60	$2.17	$5.57

Weighted average shares outstanding — diluted	47.0	47.0	47.0	47.0
___________________________________
1 During the course of preparing the Company's consolidated financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (Form 10-K), the Company identified an intercompany loan that had not properly been accounted for in connection with the Spin-Off resulting in expense being understated by $12 million in the Company's income statement for the fiscal quarter ended September 30, 2023. The Company is correcting the misstatement, which will be more fully described in Note 26 of the Form 10-K.

PHINIA Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$365	$251
Receivables, net	1,017	891
Inventories	487	459
Prepayments and other current assets	58	40
Total current assets	1,927	1,641
Property, plant and equipment, net	921	922
Other non-current assets	1,193	1,511
Total assets	$4,041	$4,074

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$89	$—
Accounts payable	639	686
Other current liabilities	420	484
Total current liabilities	1,148	1,170

Long-term debt	709	26
Other non-current liabilities	297	1,235
Total liabilities	2,154	2,431

Total equity	1,887	1,643
Total liabilities and equity	$4,041	$4,074

PHINIA Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
OPERATING
Net cash provided by operating activities	$62	$181	$250	$303
INVESTING
Capital expenditures, including tooling outlays	(33)	(21)	(150)	(107)
Payments for investment in equity securities	—	—	(2)	—
Proceeds from asset disposals and other, net	—	(4)	2	2
Net cash used in investing activities	(33)	(25)	(150)	(105)
FINANCING
Proceeds from issuance of long-term debt, net of discount	—	—	708	—
Payments for debt issuance costs	—	—	(14)	—
Borrowings under Revolving Facility	—	—	75	—
Repayments of debt, including current portion	(3)	(1)	(4)	(1)
Payments for stock-based compensation items	(1)	—	(1)	—
Cash inflows related to debt due from Former Parent	—	111	36	140
Purchase of noncontrolling interest	—	—	—	(3)
Dividends paid to PHINIA Inc. stockholders	(11)	—	(23)	—
Payments for purchase of treasury stock	(15)	—	(24)	—
Cash outflows related to debt due to Former Parent	—	(4)	(728)	(117)
Net transfers (to) from Former Parent	—	(188)	(5)	(204)
Net cash (used in) provided by financing activities	(30)	(82)	20	(185)
Effect of exchange rate changes on cash	(1)	7	(6)	(21)
Net (decrease) increase in cash and cash equivalents	(2)	81	114	(8)
Cash and cash equivalents at beginning of period	367	170	251	259
Cash and cash equivalents at end of year	$365	$251	$365	$251

PHINIA Inc.
Net Debt (Unaudited)
(in millions)
	December 31,
	2023	2022
Total debt, including amounts due to Former Parent	$798	$1,270
Cash and cash equivalents	365	251
Net debt	$433	$1,019

Non-GAAP Financial Measures
This press release contains information about PHINIA’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (GAAP). Such non-GAAP financial measures are reconciled to their most directly comparable GAAP financial measures below. The reconciliations include all information reasonably available to the Company on this date and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by PHINIA may not be comparable to similarly titled measures reported by other companies.

A reconciliation of each of projected Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.

Adjusted EBITDA and Adjusted EBITDA Margin
The Company defines adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as net earnings less interest, taxes, depreciation and amortization, adjusted to exclude the impact of restructuring expense, separation and transaction costs, other postretirement expense (income), equity in affiliates' earnings, net of tax, impairment charges, other net expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted sales.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, separation and transaction costs, intangible asset amortization expense, impairment charges, other net expenses, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by adjusted sales.

Adjusted Sales
The Company defines adjusted sales as net sales adjusted to exclude certain contract manufacturing agreements with BorgWarner that were entered into in connection with the spin-off.

Adjusted Net Earnings Per Diluted Share
The Company defines adjusted net earnings per diluted share as net earnings per share adjusted to exclude the tax-effected impact of restructuring expense, separation and transaction costs, intangible asset amortization, impairment charges, other net expenses, and other gains, losses and tax amounts not reflective of the Company’s ongoing operations.

Adjusted Free Cash Flow
The Company defines adjusted free cash flow as net cash provided by operating activities after adding back adjustments related to the ongoing effects of separation-related transactions, less capital expenditures, including tooling outlays.

Adjusted Sales (Unaudited)
(in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Fuel Systems net sales	$556	$527	$2,177	$2,072
Contract manufacturing sales	(24)	—	(50)	—
Fuel Systems adjusted sales	$532	$527	$2,127	$2,072

Aftermarket net sales	$326	$324	$1,323	$1,276
Adjusted sales	$858	$851	$3,450	$3,348

Adjusted Operating Income and Adjusted Operating Income Margin (Unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating income	$81	$87	$241	$318
Separation and transaction costs	(4)	4	80	31
Intangible asset amortization	7	7	28	28
Restructuring expense	2	3	12	11
Asset impairments	—	1	—	5
Royalty income from Former Parent	—	(9)	(17)	(31)
Other	3	2	3	2
Adjusted operating income	$89	$95	$347	$364

Net sales	$882	$851	$3,500	$3,348
Operating margin %	9.2%	10.2%	6.9%	9.5%
Adjusted sales	$858	$851	$3,450	$3,348
Adjusted operating margin %	10.4%	11.2%	10.1%	10.9%
____________________________

Segment Adjusted Operating Income and Segment Adjusted Operating Income Margin (Unaudited)
(in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Fuel Systems	$55	$59	$215	$252
Margin %	10.3%	11.2%	10.1%	12.2%
Aftermarket	53	54	196	191
Margin %	16.3%	16.7%	14.8%	15.0%
Segment adjusted operating income	108	113	411	443
Margin %	12.6%	13.3%	11.9%	13.2%

Fuel Systems adjusted sales	532	527	2,127	2,072
Aftermarket adjusted sales	326	324	1,323	1,276
Adjusted sales	$858	$851	$3,450	$3,348
____________________________

Adjusted EBITDA and EBITDA Margin (Unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net earnings	$33	$75	$102	$262
Depreciation and tooling amortization	38	33	143	142
Provision for income taxes	29	19	104	85
Intangible asset amortization	7	7	28	28
Interest expense	22	6	56	20
Interest income	(4)	(3)	(13)	(6)
EBITDA	125	137	420	531
Separation and transaction costs	(4)	4	80	31
Restructuring expense	2	3	12	11
Other postretirement expense (income)	3	(7)	2	(32)
Asset impairments	—	1	—	5
Royalty income from Former Parent	—	(9)	(17)	(31)
Equity in affiliates’ earnings, net of tax	(2)	(3)	(10)	(11)
Other	3	2	3	2
Adjusted EBITDA	$127	$128	$490	$506

Adjusted sales	$858	$851	$3,450	$3,348
Adjusted EBITDA margin %	14.8%	15.0%	14.2%	15.1%

Net Earnings to Adjusted Net Earnings (Unaudited)
(in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net earnings	$33	$75	$102	$262

Separation and transaction costs	(7)	4	74	31
Intangible asset amortization	6	7	25	28
Restructuring expense	1	3	9	11
Royalty income from Former Parent	—	(9)	(17)	(31)
Asset impairments and lease modifications	—	1	—	5
Tax adjustments	—	—	1	—

Adjusted net earnings	33	$81	$194	$306

Adjusted Net Earnings Per Diluted Share (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net earnings per diluted share	$0.70	$1.60	$2.17	$5.57

Separation and transaction costs	(0.15)	0.09	1.57	0.66
Intangible asset amortization	0.13	0.15	0.53	0.60
Restructuring expense	0.02	0.10	0.19	0.23
Royalty income from Former Parent	—	(0.19)	(0.36)	(0.66)
Asset impairments and lease modifications	—	0.02	—	0.11
Tax adjustments	0.01	(0.02)	0.03	—

Adjusted net earnings per diluted share	$0.71	$1.75	$4.13	$6.51

Free Cash Flow (Unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$62	$181	$250	$303
Capital expenditures, including tooling outlays	(33)	(21)	(150)	(107)
Effects of separation-related transactions	26	4	61	31
Adjusted free cash flow	$55	$164	$161	$227

Adjusted Sales Guidance (Unaudited)
(in millions)

	Full Year 2024 Guidance
	Low	High
Net sales	$3,415	$3,570
Spin-off agreement adjustment	(15)	(20)
Adjusted sales	$3,400	$3,550